Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference of our report dated February 25, 2000, included in this Form 10-K, into the Seitel, Inc. previously filed Form S-3 Registration Statements (File Nos. 33-71968, 33-78554, 33-80574, 33-89890, 333-71545 and 333-85671) and Form S-8 Registration Statements (File Nos. 33-36914, 33-78560, 33-89934, 333-01271, 333-12549, 333-63383, 333-64557, 333-51268 and 333-69368). It should be noted that we have not audited any financial statements of the company subsequent to December 31, 1999 or performed any audit procedures subsequent to the date of our report.

ARTHUR ANDERSEN LLP

Houston, Texas
March 29, 2002